EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:         Rebecca Winning
                  InfoNow Corporation
                  (303) 293-0212
                  rwinning@infonow.com
                  --------------------


                    INFONOW ANNOUNCES SECOND QUARTER RESULTS

DENVER, July 24 - InfoNow Corporation (NASDAQ: INOW), a leading provider of Enterprise Channel Management solutions, today announced financial results for the second quarter of 2003.

For the quarter ended June 30, 2003, the Company reported:

- Revenue of $2.9 million, up 4 percent compared to revenue of $2.8 million in the second quarter a year ago.

- A net loss of $248,000, or ($0.03) per share, compared to a net loss of $211,000, or ($0.03) per share, in the second quarter a year ago.

- Operating cash flow of $241,000, up from an operating cash use of $164,000 in the same quarter a year ago.

- Total cash flow of $59,000, bringing the Company's cash balance to $2.7 million, up 14 percent compared to the Company's cash balance a year ago.

"Early in the year, we shifted the focus of our selling efforts toward building the pipeline for our new Channel Insight solution, with solid results to date, both in terms of getting new prospects into the pipeline and moving them along," said Michael Johnson, chairman and chief executive officer of InfoNow. "And while this focus positions us well for future growth, the longer sales cycle of Channel Insight versus our more traditional Channel Management solutions, did result in more modest year-over-year revenue growth in the second quarter."

Highlights for the second quarter include the following:

Customers

InfoNow renewed and/or expanded the Channel Management software and services it provides to approximately 41 percent of its existing clients, including companies such as Apple, Avaya, Bank One, Hewlett-Packard, TD Canada Trust, Visa and Wachovia. The Company also successfully completed proof-of-concepts for its Channel Insight solution with a number of new prospects. In addition, InfoNow completed phase two of a Channel Insight pilot with an existing client, testing new applications in intelligent lead generation and management. This effort is expected to enable InfoNow to develop and exploit significant new market opportunities for its Channel Management solutions.

                                     -more-

InfoNow Reports Second Quarter Results - Page 2 of 5

Other Highlights

During the second quarter, InfoNow made meaningful progress moving Channel Insight opportunities through the sales pipeline. The Company also redirected existing resources to supplement its prospecting and lead-generation efforts, which has resulted in a growing pipeline of new opportunities as well.

Also in the second quarter, InfoNow completed enhancements to its Multi-Channel Opportunity solution, including new capabilities for customizing client business rules and enhanced functionality to support client compliance with the Americans with Disabilities Act. The Company focused the majority of its development efforts on its Channel Insight solution, including new applications for standardizing data input formats, more efficient administrative tools, and improved technology for matching sales transactions to end customer businesses. These efforts should reduce the implementation time and cost of Channel Insight deployments and enable InfoNow to capture significant efficiencies in its managed services operations. In addition, the Company utilized the results of an extensive market assessment to identify future development opportunities for this solution, including enhanced functionality for the design, generation and measurement of marketing campaigns, the management of market development and co-op funds, and the support of other corporate functions.

InfoNow continued to take a disciplined approach to managing its business. Recently, the Company took steps to reduce expenses and further concentrate its investment in Channel Insight. These steps include a 14-person reduction in regular full-time personnel and a significant reduction in temporary resources, both primarily in InfoNow's Services group. InfoNow also implemented a temporary company-wide reduction in employee salaries through the end of the year.

"Our goals in taking these actions are three-fold," Johnson continued. "First, we are capturing efficiencies we've gained through improved Channel Insight software technology. Second, we are building more variability into our cost structure, so we can better respond to variability in revenues quarter-to-quarter. Finally, we are marshalling our resources to support additional investment in the sales and development of Channel Insight and related solutions. We believe these actions will strengthen our ability to pursue a meaningful market opportunity while enhancing our ability to grow profitability in 2003 and beyond."

Based on the assessment of its sales pipeline and expectations for stronger sales in the second half of the year, the Company provided the following guidance for InfoNow's projected performance in 2003:

                                     -more-

InfoNow Reports Second Quarter Results - Page 3 of 5


- For the third quarter, the Company expects flat-to-improving revenue, a smaller net loss and a decline in its cash balance compared to the second quarter, with a return to profitability and positive cash flow in the fourth quarter.

- For the full year, the Company expects to deliver year-over-year improvements in both revenue and earnings.


InfoNow will host a conference call on Thursday, July 24th, at 9:00 a.m. Mountain Daylight Time (MDT) to review the results of operations for the second quarter 2003 and to provide guidance on the Company's expectations for the year. To participate, domestic callers may dial 1-800-240-4186 to access the call. Interested parties may also go to the main page of the Company's Web site at www.infonow.com and click on the conference call announcement link to access a live audio cast of the call. An audio replay of the call will be available for the next 90 days at the above Web address. In addition, today's press release and other financial information are available in the Investor Relations section of InfoNow's Web site.

About InfoNow Corporation
InfoNow provides an Enterprise Channel Management solution for serving end customers more effectively through multiple sales channels and creating visibility into channel activity. InfoNow helps companies increase revenue and cost efficiencies by delivering software and services for customer profiling and referrals, lead generation and management, multi-channel e-commerce, and partner relationship management. InfoNow has amassed proven channel expertise serving leading companies including Apple, Avaya, Bank of America, Hewlett-Packard, Miller Electric, Schering-Plough, The Hartford, and Visa. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.

This press release contains forward-looking statements, including statements relating to the Company's expectations for third quarter and full-year financial results in 2003. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its 2003 objectives. Factors that could affect the Company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse effect on market demand for software and services; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand for its solutions; and/or the Company may not develop and deploy its software and services as expected. In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

                                     -more-

InfoNow Reports Second Quarter Results - Page 4 of 5


The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law.

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

                                       ###

InfoNow Reports Second Quarter Results - Page 5 of 5

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. dollars except per share amounts)
Unaudited

                                                             Three Months ended
                                                                  June 30
                                                              2003        2002
Statement of Operations
Revenues                                                    $ 2,925     $ 2,814
Cost of Goods Sold                                            1,469       1,415
                                                            -------------------
Gross Profit                                                  1,456       1,399
Selling & Marketing Expense                                     652         887
Product Development Expense                                     336         269
General & Administrative Expense                                717         454
Total Operating Expense                                       1,705       1,610
Operating Loss                                                 (249)       (211)
Other Income                                                      1           0
                                                            -------------------
Net Loss                                                    $  (248)    $  (211)
                                                            ===================
Net Loss Per Share
  Basic and Diluted Loss Per Share                          $ (0.03)    $ (0.03)
Average Shares Outstanding
Basic and Diluted (000s)                                      9,318       8,360



                                                            June 30,    Dec. 31,
                                                              2003        2002
Balance Sheet
Assets:
Cash                                                        $ 2,679     $ 2,490
Other Current Assets                                          1,479       2,386
                                                            -------------------
Total Current Assets                                        $ 4,158     $ 4,876
Other Assets                                                    831       1,073
                                                            -------------------
       Total Assets                                         $ 4,989     $ 5,949
Liabilities and Stockholders' Equity:
Total Current Liabilities                                   $ 1,614     $ 2,344
Other Liabilities                                               452         729
Stockholders' Equity                                          2,923       2,876
       Total Liabilities and Stockholders' Equity:          $ 4,989     $ 5,949